Brent D. Fassett T: +1 720 566 4025 fassettbd@cooley.com	EXHIBIT 5.1

July 2, 2014

GlobeImmune, Inc.

1450 Infinite Drive

Louisville, CO 80027

Ladies and Gentlemen:

We have acted as counsel to GlobeImmune, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement (No. 333-194606) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 1,725,000 shares of the Company’s common stock, par value $0.001 (the “Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.5 to the Registration Statement, each of which is to be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the Delaware General Corporation Law. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brent D. Fassett
Brent D. Fassett, Partner

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM